UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-A/A

Amendment No. 2

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ROCK OF AGES CORPORATION

(Exact name of registrant as specified in its charter)

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Vermont	03-0153200
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

560 Graniteville Road, Graniteville, Vermont	05654
(Address or principal executive offices)	(Zip Code)

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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which Each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class To be so registered	Name of each exchange on which Each class is to be registered
Class A Common Stock	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ⁪

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ✓

Securities Act registration statement file number to which this form relates:  000-2964

EXPLANATORY NOTE

This Amendment No.2 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to amend the registrant's registration statement on Form 8-A to reflect the December 7, 2009 reincorporation of Rock of Ages Corporation from Delaware to Vermont (the "Reincorporation"). On December 7, 2009, Rock of Ages Corporation, a Delaware corporation ("Rock of Ages Delaware") merged with and into Rock of Ages Corporation (Vermont), a Vermont corporation and a wholly-owned subsidiary of Rock of Ages Delaware (the "Company"), with the Company as the surviving entity (the "Merger"). The stockholders of Rock of Ages Delaware approved the Reincorporation and the Merger at the special meeting of stockholders of Rock of Ages Delaware held on October 15, 2009.

As a result of the Reincorporation, (i) each outstanding share of Rock of Ages Corporation's Class A common stock, $.01 par value, issued and outstanding was automatically converted into one share of the Company's Class A Common Stock, no par value per share; (ii)  each outstanding share of Rock of Ages Corporation's Class B Common Stock, $.01 par value, issued and outstanding was automatically converted into one share of the Company's Class B Common Stock, no par value per share; (upon the Reincorporation, each outstanding certificate representing shares of Rock of Ages Corporation's Class A and Class B Common Stock was deemed, without any action by the shareholder, to represent the same number of shares of the Company's Class A and Class B Common Stock; Rock of Ages Delaware stockholders did not need to exchange their stock certificates as a result of the Reincorporation); and (iii) all options and other rights to acquire Rock of Ages Corporation's Class A common stock outstanding immediately before the Reincorporation were also automatically converted into options and rights to acquire the same number of shares of the Company's Class A Common Stock upon the same terms, including price.

In accordance with Rule 12g-3 under the Exchange Act, the shares of Class A Common Stock of the Company were deemed to be registered under Section 12(g) of the Exchange Act as the successor to Rock of Ages Delaware. The Company, as successor issuer to Rock of Ages Delaware, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of Class A Common Stock of the Company continued to be listed on the NASDAQ Global Market under the symbol "ROAC."

Prior to the Reincorporation, Rock of Ages corporate affairs were governed by the corporate law of Delaware. The rights of Rock of Ages shareholders were subject to Rock of Ages Delaware's Amended and Restated Certificate of Incorporation and By-Laws. As a result of the Reincorporation, holders of Rock of Ages Delaware Class A Common Stock are now holders of the Company's Class A Common Stock, and their rights as stockholders are governed by the Vermont Business Corporation Act ("VBCA") and the Articles of Incorporation and By-Laws of the Company.

Item 1.  Description of Registrant's Securities to be Registered.

Authorized Shares

The Company's authorized capital consists of 47,500,000 shares of capital stock, consisting of 2,500,000 shares of preferred stock, 30,000,000 shares of Class A Common Stock, and 15,000,000 shares of Class B Common Stock.  The authorized capital stock of the Company does not have a par value, because the VBCA does not recognize the concept of par value.  Immediately after the effective time of the Merger, there were 4,812,342 shares of Class A Common Stock outstanding, 2,603,721 shares of Class B Common Stock outstanding, and no shares of preferred stock outstanding.  All shares of Class A and Class B Common Stock outstanding are fully paid and non-assessable.

Common Stock

Holders of the Company's Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, and holders of the Company's Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of shareholders. Except as required by applicable law, holders of the Class A Common Stock vote together with the Class B Common Stock on all matters submitted to a vote of the shareholders. Neither the Class A Common Stock nor the Class B Common Stock may cumulate votes for the election of directors.

Dividends

Holders of  Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate when, as and if declared by the Board of Directors from funds legally available therefore, subject to the dividend and liquidation rights of any of the preferred stock that may be issued and outstanding. Currently, no shares of preferred stock are outstanding.

Conversion Rights

The Class A Common Stock does not have any conversion rights. Each share of Class B Common Stock is convertible, at the option of the holder, in one share of Class A Common Stock.

Other Provisions

Neither the Class A Common Stock nor the Class B Common Stock have preemptive rights. Neither class of common stock is subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to either class of the common stock.

Preferred Stock

The shares of preferred stock have such rights and preferences as the Company's Board of Directors shall determine, from time to time. The Board of Directors may divide the Preferred Stock into any number of series and shall fix the designation and number of shares of each such series. The Board of Directors may determine and alter the rights, powers, preferences and privileges, and qualifications, restrictions and limitations thereof, including, but not limited to, voting rights (if any), granted to and imposed upon any wholly unissued series of preferred stock. The Board of Directors (within the limits and restrictions of any resolutions adopted originally fixing the number of shares of any series) may increase or decrease the number of shares of that series; provided, that no such decrease shall reduce the number of shares of such series to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into shares of such series.

The Company's Class A and Class B Common Stock are subject to the express terms of the Company's preferred stock and any series thereof. The Board of Directors may issue preferred stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of the Company's Class A and Class B Common Stock.

Anti-Takeover Effects of Certain Provisions of the Company's Articles of Incorporation and By-Laws

Certain provisions of the Company's Articles of Incorporation and By-Laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board

The Company's Articles of Incorporation provide for a classified board of directors which, at the 2010 Annual Shareholders' Meeting, will be divided into three classes, and each class will consist, as nearly as possible, of one-third of the total number of directors constituting the board of directors. The term of office of directors serving in Class I will expire at the 2011 Annual Meeting of Shareholders of the Company; the term of office of directors serving in Class II will expire at the 2012 Annual Meeting of Shareholders of the Company; and the term of office of directors serving in Class III will expire at the 2013 Annual Meeting of Shareholders of the Company. The Articles of Incorporation of the Company require the affirmative vote of the shareholders who are entitled to cast at least 85% of the total number of votes to be cast, to amend, alter, change or repeal, or to adopt any provision as part of the Articles of Incorporation inconsistent with the purpose and intent of a staggered board of directors.

Removal of Directors; Vacancies

Under the Company's Articles of Incorporation, directors may be removed only for cause, by the affirmative vote of stockholders who are entitled to cast at least 66-2/3% of the total number of votes entitled to be cast. In addition, the Company's By-Laws also provide that any vacancies on the Company's Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.

Special Meetings

The Articles of Incorporation and By-laws provide that special meetings of the Company's stockholders may be called only by the Chairman of the Board, (if there is one), or the President, any Vice President, (if there is one), the Secretary or any Assistant Secretary, (if there is one), and shall be called by any such officer at the written request of a majority of the directors, or upon the written demand of shareholders who are entitled to cast at least ten percent (10%) of the total number of votes to be cast on any issue proposed to be considered at the special meeting. The By-laws also provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies the Company of its intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding itself and the intended nominee. The By-laws also require a stockholder to provide to the Secretary of the Company advance notice of business to be brought by such stockholder before any annual or special meeting of stockholders as well as certain information regarding such stockholder and others known to support such proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions that are favored by the holders of a majority of the outstanding stock of the Company until the next stockholders' meeting.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the Company's common stock.

Listing

The Company's Class A Common Stock is listed on the NASDAQ Global Market under the symbol "ROAC." The foregoing description of the Company's Class A Common Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and By-Laws, copies of which are filed as exhibits to the Company's current report on Form 8-K filed December 8, 2009 and are hereby incorporated herein by reference.

Item 2.  Exhibits.

Exhibit Number	Description of Exhibit
3.1

Articles of Incorporation of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

3.2	By-Laws of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

4.1	Form of Common Stock Certificate

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed its behalf by the undersigned thereunto duly authorized.

                                                                                                Dated: December 15, 2009

                                                                                                ROCK OF AGES CORPORATION

                                                                                                By: _____________________________

                                                                                                      Laura A. Plude

                                                                                                      Vice President/Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
3.1

Articles of Incorporation of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

3.2	By-Laws of Rock of Ages Corporation, a Vermont corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on December 8, 2009).

4.1	Form of Common Stock Certificate